STAR EQUITY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 1, 2021, Star Equity Holdings, Inc. (“Star” or the “Company”) announced it completed the sale of DMS Health Technologies, Inc. ("DMS Health"), the Company's Mobile Healthcare business, for $18.75 million in cash as originally announced on November 3, 2020.

The disposition constitutes a significant disposition for the purposes of Item 2.01 of Current Report on Form 8-K. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the transaction as if it had occurred on December 31, 2020. The transaction accounting adjustments for the disposition consist of those necessary to account for the disposition. The disposition represents a strategic shift that will have a major effect on the Company's operations and financial results. We do not include the unaudited pro forma condensed combined statements of operations, as we have previously reported DMS Health in discontinued operations within the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

The unaudited pro forma condensed combined balance sheet has been derived from the historical consolidated balance sheet prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and is presented based on information currently available. The unaudited pro forma condensed combined balance sheet is intended for informational purposes only and is not intended to represent the Company’s financial position had the disposition and related events occurred on the date indicated. Our actual financial condition may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

STAR EQUITY HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2020
(in thousands)

	Historical	Transaction Accounting Adjustments		Pro Forma
Assets:
Current assets:
Cash and cash equivalents	$3,225	$8,550	(a)	$11,775
Restricted cash	168	—		168
Equity securities	35	—		35
Accounts receivables, net	12,975	—		12,975
Inventories, net	9,787	—		9,787
Other current assets	1,990	—		1,990
Assets held for sale	20,756	(20,756)	(c)	—
Total current assets	48,936	(12,206)		36,730
Property and equipment, net	9,762	—		9,762
Operating lease right-of-use assets, net	1,769	—		1,769
Intangible assets, net	16,900	—		16,900
Goodwill	9,542	—		9,542
Other assets	1,384	—		1,384
Total assets	$88,293	$(12,206)		$76,087

Liabilities, Mezzanine Equity and Stockholders’ Equity
Liabilities:
Current liabilities:
Accounts payable	$4,952	$—		$4,952
Accrued compensation	2,825	—		2,825
Accrued warranty	214	—		214
Deferred revenue	2,184	—		2,184
Short-term debt and current portion of long-term debt	18,362	(7,893)	(b)	10,469
Payable to related parties	2,307	(2,307)	(b)	—
Operating lease liabilities	1,011	—		1,011
Other current liabilities	3,000	—		3,000
Liabilities held for sale	7,871	(7,871)	(c)	—
Total current liabilities	42,726	(18,071)		24,655
Long-term debt, less current portion	3,700	—		3,700
Deferred tax liabilities	51	—		51
Operating lease liabilities, net of current portion	828	—		828
Other liabilities	1,059	—		1,059
Total liabilities	48,364	(18,071)		30,293

Preferred stock, $0.0001 par value: 10,000,000 shares authorized: 10% Series A Cumulative Redeemable preferred stock, 8,000,000 shares liquidation preference ($10.00 per share), 1,915,637 shares issued or outstanding at December 31, 2020	21,500	—		21,500

Stockholders' equity:
Common stock, $0.0001 par value: 30,000,000 shares authorized; 4,750,951 shares issued and outstanding (net of treasury shares) at December 31, 2020	—	—		—
Treasury stock, at cost; 258,849 shares at December 31, 2020	(5,728)	—		(5,728)
Additional paid-in capital	149,143	—		149,143
Accumulated deficit	(124,986)	5,865	(d)	(119,121)
Total stockholders' equity	18,429	5,865		24,294
Total liabilities, mezzanine equity and stockholders’ equity	$88,293	$(12,206)		$76,087

STAR EQUITY HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1. Basis of Presentation
The Company's historical consolidated balance sheet has been adjusted in the preparation of unaudited pro forma condensed combined balance sheet to reflect only the transaction accounting adjustments due to the disposition of DMS Health. The pro forma balance sheet as of December 31, 2020, gives effect to the disposition as if it were completed on December 31, 2020.

NOTE 2. Pro forma Adjustments
The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:
(a) Pro forma adjustment represents the $18.75 million estimated cash proceeds from the disposition, at the closing of the transaction, less payment of $7.9 million in revolving debt detailed in (b) and payment of $2.3 million ATRM Holdings, Inc. promissory notes detailed in (b).
(b) Pro forma adjustment reflects $7.9 million Sterling National Bank ("SNB") revolver pay off amount required in connection with the disposition of the business and $2.3 million of ATRM Holdings, Inc. promissory notes required in connection with the disposition of the business.
(c) Pro forma adjustments reflect the elimination of assets and liabilities attributable to DMS Health included in the disposition as if it had occurred on December 31, 2020.
(d) Pro forma adjustment reflects the estimated pre-tax gain on the disposition of $5.9 million, which was calculated as follows:

(in thousands)
Estimated proceeds of the disposition, net of transaction costs (1)	$18,750
Assets of the businesses	(20,756)
Liabilities of the businesses	7,871
Pre-tax gain on the disposition	$5,865

(1) Reflects the estimated net proceeds received, inclusive of working capital and other customary adjustments, as if the transaction had closed on December 31, 2020.